Joint Filing Agreement

We, the signatories of the statement to which this Joint Filing Agreement is attached, hereby agree that such statement is filed, and any amendments thereto filed by any or all of us, will be filed, on behalf of each of us.

Dated: February 3, 2017

Fila Korea Co., Ltd. By: /s/ Yoon Soo (Gene) Yoon
Name: Yoon Soo (Gene) Yoon
Title: Chairman

Magnus Holdings Co., Ltd. By: /s/ Yoon Soo (Gene) Yoon
Name: Yoon Soo (Gene) Yoon
Title: Chairman